UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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☐  Soliciting Pursuant to § 240.14a-12

First State Bancorporation

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FIRST STATE BANCORPORATION

7900 JEFFERSON NE

ALBUQUERQUE, NEW MEXICO 87109

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2010

Dear Shareholder:

You are invited to attend the Annual Meeting of First State Bancorporation. We will hold our Annual Meeting at 9:00 a.m. Mountain Daylight Time on June 4, 2010 at the Albuquerque Marriott Pyramid North – Kokopelli Room, 5151 San Francisco NE, Albuquerque, New Mexico, 87109.

The purposes of the Annual Meeting are:

1.	To elect six directors to hold office for a term ending at the 2011 annual meeting or until their successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010.

3.	To transact any other business which may properly come before the meeting.

Important notice regarding availability of proxy materials for the Annual Meeting to be held on June 4, 2010: The proxy statement for the Annual Meeting, the form of proxy and the annual report to shareholders for the 2009 year are available at the Company’s website at www.fcbnm.com “Investor Relations.”

If you plan to attend the Annual Meeting in person and require directions to the Annual Meeting, you may contact Valerie Pagliaro at 505-241-7111 for assistance.

I look forward to seeing you at the Meeting.

Sincerely,

H. Patrick Dee President and Chief Executive Officer

The form of proxy is enclosed. To assure that your shares will be voted at the meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed, postage prepaid, addressed envelope. No additional postage is required if mailed in the United States. If you wish, you may follow the instructions on the proxy card to vote by telephone or internet. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

PROXY STATEMENT

FIRST STATE BANCORPORATION

7900 JEFFERSON NE

ALBUQUERQUE, NEW MEXICO 87109

April 27, 2010

INTRODUCTION

First State Bancorporation is furnishing this proxy statement in connection with the solicitation by the Board of Directors of First State Bancorporation (“First State,” the “Company,” “we,” “our,” or similar terms) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held on June 4, 2010, at 9:00 a.m. Mountain Daylight Time at the Albuquerque Marriott Pyramid North – Kokopelli Room, 5151 San Francisco NE, Albuquerque, New Mexico, 87109, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to shareholders beginning on or about May 3, 2010.

INFORMATION ON VOTING

Who can vote?

Only holders of record of common stock at the close of business on April 16, 2010 will be entitled to vote at the Meeting. On April 16, 2010 there were 20,813,357 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any Company shareholder at the Company’s headquarters at 7900 Jefferson NE, Albuquerque, New Mexico, for purposes germane to the Annual Meeting, during normal business hours for a period of ten days prior to the Annual Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

The terms, “shareholder of record” and “street name”, describe how you hold your shares. If your shares are registered directly in your name with American Stock Transfer, our transfer agent, you are a “shareholder of record.” However, if your shares are held in the name of a broker, bank, trust or other nominee you are a “street name” holder.

How can I vote?

If you are a shareholder of record you may vote in person at the Meeting or by proxy. Instructions for voting by mail, phone and internet are on your proxy card. We recommend that you vote by proxy even if you plan to attend the Meeting.

If your shares are held in street name, then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you are considered to be the beneficial owner of those shares. Your broker or other nominee can vote your shares without your instructions on the proposal for the ratification of KPMG LLP as the independent registered public accounting firm, but is not required to do so. If you hold your shares in street name, to be sure your shares are voted, you should instruct your broker or other nominee to vote your shares in accordance with your wishes. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors without your voting instructions. Accordingly, under current rules, if you do not provide your broker or other nominee with instructions on how to vote your shares on the election of directors, your broker or nominee will not be permitted to vote them. Absent your instructions, your broker or nominee will only be entitled to vote on the ratification of KPMG LLP as the independent registered public accounting firm.

What is a proxy?

A “proxy” is a document authorizing another person to vote in your place to decide corporate matters. The persons appointed in our proxy to vote for you are officers of the Company. The persons named in the proxy card are referred to as proxy holders.

How can I change my vote?

If you are a shareholder of record, you may change your vote by delivering another proxy to us in accordance with the instructions on the proxy card before voting occurs at the Meeting or by voting in person at the Meeting. In addition, you may revoke your proxy by notifying First State’s Secretary in writing any time before voting occurs at the Meeting or by notifying First State in person at the Meeting. If you hold your shares in street name, you must contact your broker or other nominees regarding how to revoke your proxy and change your vote.

How will my shares be voted?

The proxy holder will vote your shares in the manner that you direct on the proxy card. Where you do not make specific choices on the proxy card, the shares represented by a valid proxy will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the Meeting, the persons named in the proxy card will vote in accordance with their judgment and in the manner they believe to be in the best interest of First State. The Board of Directors knows of no matter, other than the election of director nominees listed in this proxy statement and the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, that may be presented at the Meeting.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the Meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States. You may also vote by phone or by internet in accordance with instructions on the card.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld, abstentions and broker non-votes are counted for quorum purposes and will have the same effect as a negative vote on each matter.

What vote is required to approve each proposal?

A quorum is necessary to conduct the business of the Meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the Meeting, either by proxy or in person. If a quorum is present at the Meeting, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Meeting is required:

•	to elect each of the six nominees as directors;

•	to ratify the appointment of KPMG LLP for 2010; and

•	to approve other proposals if properly presented at the Meeting.

We have no cumulative voting for directors.

Who will solicit proxies?

We may solicit proxies by any appropriate means including mail, in person, by telephone, by internet, by telegram or other electronic means. Our directors, officers, employees and employees of our subsidiary, First Community Bank, may solicit proxies without compensation. We make arrangements with brokers, banks, trusts or other nominees that are record owners of our stock to forward proxy soliciting material to the beneficial owners of the stock and we will reimburse them for reasonable expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

The proxy holders will vote all of the shares of the Company’s Common Stock represented by valid proxies received from shareholders for the nominees for directors named below, unless the proxy withholds authority. Each nominee for director has consented to his or her nomination and to serve if elected. Each director is to be elected for a one year term. If any nominee is unable to serve, the proxies will be voted to elect any other person as director whom the Board of Directors recommends in the place of that nominee.

Nominees for Election at 2010 Annual Meeting

Name	Age	Position with Company
Kathleen L Avila	65	Director
H. Patrick Dee	55	President, Chief Executive Officer, and Director
Leonard J. DeLayo, Jr.	60	Director
Lowell A. Hare	59	Director
Nedra J. Matteucci	60	Director
A. J. (Jim) Wells	70	Director

Kathleen Avila, who was appointed Director of the Company in March 2007, is the owner and managing partner of Avila Retail. Ms. Avila is a member of the Nominating Committee, a member of the Executive Committee, and a member of the Audit Committee. Avila Retail sells American arts and crafts, including Native American jewelry, at 23 retail locations including airports in Albuquerque, Denver, and Phoenix. Her business has received numerous awards for retail accomplishments. She has served on the First Community Bank Albuquerque Advisory Board since September 2000. She has served as a director of the Denver branch of the Federal Reserve and was Chairwoman of the Greater Albuquerque Chamber of Commerce. She is active in civic affairs and has been an officer and director of numerous non-profit community organizations.

Ms. Avila brings to the Board her business, civic, and charitable accomplishments which are well publicized in the Albuquerque market. She also contributes to the Board through her active leadership on standing Board committees, including Audit, and service on special task- related committees.

H. Patrick Dee has been a Director of the Company since 1991 and presently serves as President and Chief Executive Officer of the Company and Chairman, President and Chief Executive Officer of First Community Bank as of December 2009. In addition to his other duties, Mr. Dee is a member of the Executive Committee. Mr. Dee served as Executive Vice President, Chief Operating Officer, and Treasurer of the Company, and President and Chief Operating Officer of First Community Bank, positions he held from May 2001 until December 2009. From December 1991 to May 2001, Mr. Dee was Executive Vice President of First Community Bank. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest, LP in 1988, with National Bank of Albuquerque. In 1989, Mr. Dee became Senior Vice President and Chief Financial Officer of Livingston & Co. Southwest, LP.

Mr. Dee brings to the Board more than 30 years of banking experience, with 26 years in New Mexico, a substantial portion of which time he was in management. He was granted the designation of certified public accountant by the state of Colorado in January, 1979, but is currently in an inactive status. His financial and management experience and skill are important to the Board.

Leonard J. DeLayo, Jr., a Director of the Company since November 1993, serves as a member of the Nominating Committee and the Compensation Committee. Mr. DeLayo previously served as Chairman of the Board from July of 2000 until January of 2010. Mr. DeLayo has served as a director of First Community Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974. He is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and First Community Bank. Mr. DeLayo is on the Board of Directors for Adelante Inc., a non profit company that provides services and training for people with disabilities. Mr. DeLayo is also on the Board of Directors for the New Mexico Cancer Center Foundation. Mr. DeLayo served as the Executive Director of the New Mexico Foundation for Open Government, a nonprofit organization established to insure public access to government decision making, from November 2007 through August 2009. Mr. DeLayo was elected to the Albuquerque Public Schools Board of Education in 1987 and served five terms as President, retiring from that Board in February 2007. See “Certain Business Relationships – Legal Services.”

Mr. DeLayo brings to the Board his community and professional standing in the Company’s central New Mexico markets. He also contributes the historical business perspective to the Board through his 17 years of experience on the Board and its committees.

Lowell A. Hare, a Director of the Company since December 2002, is Vice President and Chief Financial Officer and a Director of Journal Enterprises, Inc. of Albuquerque, New Mexico, a publishing and real estate development company. He is also Managing General Partner of H&L Investment Company of Greenwood Village, Colorado, a real estate and general investment company. Mr. Hare is a Certified Public Accountant and a member of Financial Executives International. He is a member of the Executive Committee, the Audit Committee, and the Compensation Committee, and is the Presiding Director for meetings of the Company’s independent directors. Mr. Hare previously was Executive Vice President and Chief Financial Officer and a Director of Energy Management Company and a Senior Tax Manager with Arthur Andersen, LLP in the Denver and Salt Lake City offices. Mr. Hare is active on a number of community boards and commissions.

Mr. Hare’s skill and expertise in finance, accounting, and auditing from his public accounting career and management role in a major New Mexico enterprise are important contributors to the business of the Board and its Audit Committee. He also contributes as the only Company director member of a special bank committee which deals with asset quality and problem loans. He has been designated an “Audit Committee Financial Expert,” under Nasdaq’s Rule 4350(d) by the Board.

Nedra Matteucci, a Director of the Company since October 2003, is President of Matteucci Galleries, Inc., which does business as Nedra Matteucci Galleries and Morningstar Gallery in Santa Fe, New Mexico. Nedra Matteucci Galleries is one of the largest galleries in the United States dealing in 19th and 20th Century American Art. Morningstar Gallery specializes in museum quality Native American art. Ms. Matteucci is owner of Nedra Matteucci Fine Art located in Santa Fe, New Mexico specializing in contemporary Southwestern art. She serves on the Company’s Nominating Committee. She has served on First Community Bank’s Santa Fe Advisory Board since 1998 and was a member of the Board of Directors of the Bank of America, New Mexico from 1991 to 1996. She is active in civic affairs on a local and national level and has been an officer and director of numerous non-profit community organizations.

Ms. Matteucci is a prominent member of the Santa Fe business community and her business is nationally known. She currently contributes as a member of the Nominating Committee and has served on other standing committees in the past. She brings to the Board her knowledge of Santa Fe’s business and trends which are of value to the Board.

A.J. (Jim) Wells, a Director of the Company since August 2002, has recently retired as President and Chairman of two boards governing Telluride Mountain Village roads, utilities, common areas, conference center, and gondola operations. He has also recently retired as a consultant to the Telluride Ski & Golf Resort. Mr. Wells is currently serving, since April 2009, as a Board member of the Advisory Board for The Club at Las Campanas, a distinctive living community in Santa Fe, New Mexico. Mr. Wells previously served as a Town Councilman in Avon, Colorado, and President of Telluride Ski & Golf Company. He is an inactive certified public accountant and currently involved in real estate investments. Mr. Wells is Chairman of the Audit Committee and is a member of the Executive Committee.

Mr. Wells brings to the Board extensive experience in complex businesses and accounting. He contributes as a director in his role of Chairman of the Audit Committee. He has been designated an “Audit Committee Financial Expert,” under Nasdaq’s Rule 4350(d) by the Board.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE NOMINEES

FOR THE BOARD OF DIRECTORS

Current Directors Serving until 2011 Annual Meeting

Name	Age	Position with Company
Michael J. Blake	54	Director
Garrey E. Carruthers, Ph.D.	70	Chairman of the Board
Daniel H. López, Ph.D.	64	Director

Michael J. Blake is founder and current President & CEO of Olympus Financial Advisors (“OFA”) headquartered in Phoenix, Arizona. OFA was formed in order to give independent advice in the areas of investment management, life and disability insurance, and financial planning. Mr. Blake entered the financial services industry in 1990 with AXA/Equitable. In December 2007, he was named a member of UNIFI’s Field Advisory Council where he serves as the Chairman of the Ameritas Investment Corporation, Broker Dealer Committee, and UNIFI’s Retirement Income Planning Committee. Goldline Research, in the December 24, 2007 issue of Forbes magazine, recognized Mr. Blake as one of the “Most Dependable Wealth Managers of the Southwest.” In April 2010, Mr. Blake was appointed the Alexis De Tocqueville Legacy Circle Chairman for the United Way of Central New Mexico. Mr. Blake was appointed to First State’s Board of Directors effective January 25, 2008. He is Chairman of the Nominating Committee and a member of the Company’s Compensation Committee and the Executive Committee. Mr. Blake has been involved as a contributor and member of numerous boards of directors and charity organizations in both Scottsdale, AZ and Albuquerque, NM.

Mr. Blake brings to the Board his extensive experience in the financial advisory field and his management skills. In addition, as a member and now Chairman of the Nominating Committee he has actively pursued potential candidates for a pool of future directors with special attributes for service as director.

Garrey E. Carruthers, Ph.D., a Director of the Company since June of 2008, was elected Chairman of the Board in January of 2010. In addition to his other duties, Dr. Carruthers is Chairman of the Executive Committee. Dr. Carruthers has previously served as a member of the Compensation Committee and the Nominating Committee. Dr. Carruthers has been Dean of New Mexico State University’s College of Business Administration since July 2003 and has served as Vice President for Economic Development for New Mexico State University since 2006. In 2009, Dr. Carruthers was appointed as the first Director for the Domenici Public Policy Institute which is housed on campus. From 1993 to 2003 he served as President and CEO of the Cimarron Health Plan. From April 2004 he served as director of Access Anytime Bancorporation ( a reporting company under the Securities Exchange Act of 1934) until Access was acquired by the Company in 2006. Dr. Carruthers has served on the First Community Bank Advisory Board for Las Cruces, New Mexico since 2005. Dr. Carruthers was Governor of the state of New Mexico from 1987 to 1990. He has extensive past service with the federal government in sub-cabinet posts prior to 1984. Dr. Carruthers is active on a number of community and statewide boards and has been an officer and director of numerous organizations.

Dr. Carruthers brings to the Board a record of governmental and business experience and management skills. He has experience in managing complex governmental and business organizations. He contributes to the Board his experience as a director a bank holding company, executive positions in federal government, high academic positions and service as Governor of the State of New Mexico.

Daniel H. Lopez, Ph.D., a Director of the Company since July 2005, has served as President of New Mexico Institute of Mining and Technology (“NM Tech”) since 1993. Prior to assuming the presidency of NM Tech, Dr. Lopez was responsible for institutional development at NM Tech and has held administrative and finance functions in state government. He also serves as President of the Council of New Mexico University Presidents, an association of New Mexico four-year college presidents. He is Chairman of the Compensation Committee, a member of the Executive Committee, and a member of the Audit Committee. He is the recipient of many awards for service and is active in business development and community affairs throughout the state.

Dr. Lopez brings to the Board his extensive management skills and experience in managing a complex academic institution with hundreds of employees and students and a multi-million dollar budget. Prior to joining NM Tech, he served as Cabinet Secretary of the Department of Finance and Administration for New Mexico. He was responsible for developing the state’s executive budget in excess of a billion dollars and overseeing its implementation and control of expenditures. He is well known in all New Mexico markets. He has also contributed through his membership on the Audit Committee and leadership as Chair of the Compensation Committee.

The directors, officers, or key employees of First State have no family relationships among them.

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT AUDITORS

We have retained KPMG LLP as our independent registered public accounting firm since 1988. KPMG LLP has been approved by the Audit Committee and the Board of Directors to continue in that capacity in 2010.

The following table presents fees in 2009 and 2008 for professional services rendered by KPMG LLP for the audit of our annual financial statements and for other services.

	2009	2008
Audit fees (1)	$620,000	$700,000
Audit related fees (2)	32,000	42,000

Audit and audit related fees	$652,000	$742,000
Tax fees (3)	52,000	17,000
All other fees	—	—

Total fees	$704,000	$759,000

(1)	Audit services consisted of the audit of the Company’s consolidated financial statements and the related 2008 audit of internal control over financial reporting, review of registration statements, and timely quarterly reviews.

(2)	Audit related services consisted of the audits of financial statements of employee benefit plans.

(3)	Tax services consisted of tax compliance services and related consultations.

We will present a proposal to ratify the appointment of KPMG LLP to the shareholders at the Meeting. Representatives of KPMG LLP will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Audit Committee has adopted pre-approval procedures for all services provided by the independent registered public accounting firm that are reviewed at least annually.

The Company’s policy on the use of services provided by the independent registered public accounting firm is to approve in advance all audit services to be provided, including any written engagement letters related thereto. These procedures require that the terms and fees for the annual audit service engagement be pre-approved by the Audit Committee. The established policies and procedures also require pre-approval by the Audit Committee of all permissible non-audit services to be provided by the independent auditing firm. The Company does not engage its independent registered public accounting form for services other than audit, audit-related, and tax services.

As a matter of good corporate governance, the Audit Committee has decided to submit its selection of the independent audit firm to our shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result.

THE COMPANY’S BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP

INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE BOARD

OF DIRECTORS AND MEETINGS

The Board of Directors held 18 meetings during the year ended December 31, 2009. Each of our incumbent directors attended 85% or more of the meetings of the Board of Directors and committees on which the director served.

The Board of Directors has the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and an Independent Directors Committee.

The Executive Committee members are Garrey E. Carruthers, Ph.D., (Chair), Kathleen L. Avila, H. Patrick Dee, Lowell A. Hare, Daniel H. López, Ph.D., and A. J. Wells. The Executive Committee met 2 times during 2009. The Executive Committee meets periodically to consider issues in advance of the meetings of the entire Board of Directors, makes recommendations to the Board of Directors concerning such issues and may, under New Mexico law, act on certain issues for the Board. It has been the practice of the Executive Committee to only act with the expectation that any Executive Committee action will be ratified by the Board.

The Audit Committee members are A. J. Wells (Chair), Kathleen L. Avila, Lowell A. Hare, and Daniel H. López, Ph.D. The Audit Committee held 9 meetings during the year ended December 31, 2009. The Board has determined that all Audit Committee members are independent as defined by Nasdaq Rule 4200(a)(15). The Audit Committee’s oversight functions include without limitation: (i) the appointment of the Company’s independent registered public accounting firm, including pre-approval of audit and non-audit services; (ii) the review of the internal audit plan and results of the internal audits; (iii) the review of the adequacy of the Company’s financial reporting procedures; (iv) the review of the Company’s financial statements; (v) the review of the adequacy of the Company’s system of internal control; and (vi) establishing procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee also reviews and approves, as required, related party transactions involving our directors or executive officers. A copy of the Charter for the Audit Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.” The Audit Committee reviews its Charter annually for effectiveness and for current requirements.

The Board of Directors has determined that Messrs. Wells and Hare meet the definition of “Audit Committee Financial Expert,” as defined under applicable rules of the Securities and Exchange Commission, and “financial sophistication” under Nasdaq’s Rule 4350(d).

The Audit Committee Report pursuant to Item 407 of Regulation S-K promulgated by the SEC under the Securities Act of 1933 and the Exchange Act appears in this proxy statement.

The Compensation Committee members are Daniel H. López, Ph.D. (Chair), Michael J. Blake, Leonard J. DeLayo, and Lowell A. Hare. The Committee held 3 meetings during the year ended December 31, 2009. The Compensation Committee’s purpose is to determine the compensation and benefits for executive officers of the Company. Under the Committee’s Charter, the Committee recommends to the Board, the compensation for our CEO, COO, and CFO. The CEO determines the compensation of all other executive officers in consultation with the Committee. The Compensation Committee has the authority, to delegate any of its functions to a subcommittee. Each member of the Compensation Committee is a non-employee director and the Board of Directors has determined that all members of the committee are independent as defined by Nasdaq Rule 4200(a)(15). A copy of the Charter for the Compensation Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.”

The Nominating Committee members are Michael J. Blake (Chair), Kathleen L. Avila, Leonard J. DeLayo, and Nedra J. Matteucci, The Nominating Committee’s purpose is to select candidates for nomination for election or to fill vacancies on the Board of Directors in accordance with the Restated Articles of Incorporation and By-laws. The Committee held 4 meetings during the year ended December 31, 2009. All members of the Nominating Committee are independent as defined by Nasdaq Rule 4200(a)(15). A copy of the Charter for the Nominating Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.”

The Independent Directors Committee is composed of directors who are deemed “independent” under Nasdaq listing rules. Members are Lowell A. Hare (Chair), Kathleen L. Avila, Michael J. Blake, Garrey E. Carruthers, Ph.D., Leonard J. DeLayo, Jr., Daniel H. Lopez, Ph.D., Nedra J. Matteucci, and A.J. (Jim) Wells. The purpose of the committee is to evaluate management and the operations of the Company from an independent perspective.

Compensation Committee Interlocks and Insider Participation

During 2009, none of our executive officers served on the Board or Compensation Committee of another entity that had one of its executive officers serve as a director of First State or a member of our Compensation Committee.

CORPORATE GOVERNANCE

We are committed to maintaining a corporate governance structure that meets or exceeds the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq listing rules requiring director and committee independence, a code of conduct for officers, directors and employees, and other corporate governance requirements. We have filed with the Nasdaq the required certification that the Company has complied with the director and committee independence requirements and code of conduct requirements. We have the following corporate governance measures in place:

Code of Ethics for Executive Officers. Our Chief Executive Officer and Chief Financial Officer and all executive officers of the Company must execute the Company’s Code of Ethical Conduct for Senior Executive Officers, which has been filed with the Securities and Exchange Commission and posted on the Company’s website at www.fcbnm.com “Investor Relations.”

Nasdaq Corporate Governance Rules. We have adopted a Code of Conduct for Officers, Directors and Employees as required for continued listing by Nasdaq. We have posted the Code of Conduct on our website at www.fcbnm.com “Investor Relations.”

We comply with the board of director and committee independence listing standards required by Nasdaq rules. The Board of Directors has determined that, with the exception of H. Patrick Dee, our CEO, First State’s board is composed of independent directors, and that the present membership of its Audit, Compensation, and Nominating committees is entirely independent within the definition of Nasdaq Rule 4200(a)(15).

The Board of Directors held one meeting of the independent directors in 2009. It has elected Lowell A. Hare as Presiding Director for meetings of independent directors. Our Audit Committee has audit committee financial experts as defined by Section 301 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules. Our Audit Committee, Compensation and Nominating Committee have charters which are posted on the Company’s website at www.fcbnm.com “Investor Relations.”

Under the Audit Committee’s Charter, the Audit Committee must approve all related party transactions (see “Certain Business Relationships”) as required by Nasdaq. In addition, our Board has adopted a Related Party Transactions policy which is posted on the Company’s website at www.fcbnm.com “Investor Relations.” Under this policy, a related party transaction is a transaction between us and any related party or a transaction covered by SEC or Nasdaq governance rules, other than transactions available to all employees generally and transactions involving less than $60,000 when aggregated with all similar transactions. A related party is a named executive officer or any director of First State, a shareholder owning in excess of 5% of First State, a person who is an immediate family member of such an executive officer, any director, or any entity to which First State made, or from which First State received payments for property or services in the current or any of the past fiscal years that exceed $120,000 or more and which is owned and controlled by a person described above other than payments arising solely from investments in First State’s securities or payments under non-discretionary charitable contribution matching programs. A related party transaction requires the approval of (1) the Audit Committee which will determine if the transaction is on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated third party, (2) the disinterested members of the Board of Directors, or (3) in the case of a transaction involving compensation, our Compensation Committee.

The Nominating Committee, Nominating Process and Procedure for Shareholder Contact with Board of Directors. The Company has a Nominating Committee that is composed of independent directors. Under its Charter, the Committee considers the following as minimum standards for selecting a nominee for election as a director: extensive business experience; accounting or legal experience; civic and business accomplishments; an established reputation in or knowledge of the locations and markets in which the Company operates; educational attainments; demonstrated skills; and the highest personal and professional integrity. The Nominating Committee also follows the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board and whom the Committee believes will make important contributions to the Board. The Company has not to date utilized the assistance of third party service providers to identify or evaluate candidates for nomination to its Board of Directors.

The Nominating Committee does not consider diversity in identifying nominees for director.

The Nominating Committee’s Charter and Procedures for Identifying and Evaluating Candidates for Director are available on the Company’s website at www.fcbnm.com “Investor Relations.”

The following is a description of the policy and procedures for shareholders who wish to recommend director nominees.

The Nominating Committee will identify and evaluate new candidates for election to the Board when a vacancy arises by reason of the resignation, retirement, removal, death or disability of an incumbent director, or by a decision of the Board to expand the size of the Board. If the Nominating Committee has determined to re-nominate an incumbent director for a position on the Board, it will not consider other recommendations for that position.

If a vacancy exists on the Board, the Nominating Committee will consider recommendations for directors submitted by its shareholders, in addition to soliciting recommendations for nominees from persons that the Nominating Committee believes are likely to be familiar with qualified candidates. Acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.

All shareholder nominating recommendations must be in writing, addressed to the Nominating Committee, care of our corporate secretary, at our principal headquarters, 7900 Jefferson NE, Albuquerque, New Mexico 87109. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered.

A shareholder’s nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

•

If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4, or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understandings regarding the nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $120,000);

•

the consent of the proposed nominee to be interviewed by the Nominating Committee, if the Nominating Committee chooses to do so in its discretion, and to serve as a director of the Company, if nominated and elected;

•	the proposed nominee’s contact information for purposes of arranging any interview;

•

a description of all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination;

•

a statement from the recommending shareholder regarding whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company; and

•	the specific experience, qualifications, attributes or skills that lead to the conclusion that the person should serve as a director of the Company.

The Nominating Committee must have both adequate time to consider a shareholder recommendation and current relevant information regarding a candidate. Accordingly, shareholders who wish to recommend a nominee for election as director at the next annual shareholders’ meeting should submit a completed form not earlier than December 15, of the year preceding the annual meeting and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was released to shareholders. No such recommendation has been received.

In making its selection, the Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of First State.

Shareholders who wish to nominate a person for election as a director at the annual meeting (as opposed to making a recommendation to the Nominating Committee) may do so in accordance with the Restated Articles of Incorporation, either in lieu of or in addition to making a recommendation to the Nominating Committee.

Board Leadership Structure. The Company’s board believes that it is in the best interests of the Company’s shareholders to have one of the board’s independent directors serve as Chairman of the board (rather than the Company’s Chief Executive Officer). The separation of the roles of Chairman and Chief Executive Officer has been in place for over 20 years and no other structure has been considered. The Company’s independent directors bring experience, oversight, and expertise from outside the company and industry, while the chief Executive Officer brings company-specific experience and expertise. The board believes that separating the roles of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the board, which are essential to effective governance. Under a recent amendment to the Company’s By-laws, the Chairman position is to be rotated every three years.

Board Role in Risk Oversight. The board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Company’s directors receive monthly or more frequent reports from First Community Bank and the First Community Bank board and the Company’s board meet jointly monthly. Frequent discussion of risks and potential risks occur at the meetings. With the exception of the Company’s Chief Executive Officer, no director of the Company serves on the Board of Directors of First Community Bank. The board has appointed committees that assist the board in overseeing certain aspects of the Company’s business. The Audit Committee assists board oversight of financial reporting, internal controls, related party transactions, and other compliance issues. The Compensation Committee assists in board oversight of risks inherent in the Company’s executive compensation plans and arrangements. One director, Mr. Hare, serves on a special committee of First Community Bank. This committee meets periodically to evaluate asset quality and recovery. The work of this non-standing committee is reported at each meeting of the Board of Directors of the Company.

The Company has no “lead director” as such. Mr. Lowell A. Hare serves as Presiding Director of the independent directors meetings.

Equity Grant Policy. The Board has adopted an Equity Grant Policy which governs the circumstances, timing and approval of equity grants under First State’s 2003 Equity Incentive Plan, which is posted on the Company’s website at www.fcbnm.com “Investor Relations.” See further discussion of equity grants at “Executive Compensation – 2009 Executive Compensation Components.”

Process for Security Holders to Send Communications to the Board of Directors. The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board and any of the Directors c/o Secretary, 7900 Jefferson NE, Albuquerque, New Mexico 87109. All communications will be compiled by First State’s Secretary and submitted to the Board or the individual Directors within a reasonable time after their receipt. A copy of this procedure is posted on our website at www.fcbnm.com “Investor Relations.”

Attendance at Annual Meeting. We have a policy that each member of the Board of Directors should attempt to attend our annual meeting of shareholders in person or by telephone. In 2009, all nine of the current directors attended our annual meeting of shareholders.

CERTAIN BUSINESS RELATIONSHIPS

Credit Transactions

Executive officers and directors of First State and First Community Bank (“Bank”), and members of their immediate families and certain businesses, in which these individuals hold controlling interests, are customers of the Bank. We anticipate that those persons and businesses will continue to be customers of the Bank in the future. The Bank’s Board of Directors and our Audit Committee review credit transactions with these parties. All outstanding loans and extensions of credit by the Bank to these persons and businesses were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In our management’s opinion these loans did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2009, the aggregate balance of First Community Bank’s loans and advances under existing lines of credit to these parties was approximately $6.5 million or 0.32% of the Bank’s total loans. All payments of principal and interest on these loans are current. These loans represented 13.9% of First State’s equity as of December 31, 2009. Prohibitions of loans to directors or executive officers under Section 402(a) of the Sarbanes-Oxley Act of 2002 do not apply to loans made or maintained by the Bank to our officers and directors since our subsidiary Bank is a financial institution insured by the F.D.I.C. and its loan activity is subject to the insider lending restrictions of the Federal Reserve Act.

Legal Services

Mr. DeLayo was a director of First Community Bank from 1988 through January 1992. He was appointed as a director of First State in November 1993, and elected Chairman of the Board in July 2000 and served as Chairman through January 2010. He will remain on the Board as a Director. Mr. DeLayo provides legal services to First State and the Bank. Mr. DeLayo and his firm, Leonard J. DeLayo, Jr., P.C., are involved in representing the Bank in loan, collection, and various other matters. We paid Mr. DeLayo’s firm approximately $147,814 for its legal services in 2009.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 16, 2010, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. At April 16, 2010, there were no beneficial owners of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, based on information furnished by such owners, we believe that the stockholders listed below have sole investment and voting power with respect to their shares. Unless otherwise indicated, the address of such person is First State’s address, 7900 Jefferson NE, Albuquerque, New Mexico 87109.

Name	Number of Shares Owned		Percentage of Shares Owned (1)
Directors and Executive Officers:
H. Patrick Dee	362,104	(2)	1.73%
Leonard J. DeLayo, Jr.	192,856		*
Kathleen L. Avila	4,200		*
Lowell A. Hare	34,200		*
A. J. Wells	5,100		*
Nedra J. Matteucci	62,200		*
Daniel H. López, Ph.D.	—		—
Michael J. Blake	—		—
Garrey E. Carruthers, Ph.D.	9,076		*
Christopher C. Spencer	126,720	(3)	*
All executive officers and directors as a group (10 persons)	796,456	(4)	3.78%

*	Less than 1%

(1)	Percentage of ownership is based on 20,813,357 shares of Common Stock outstanding as of April 16, 2010. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power or investment power with respect to that Common Stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. The table includes shares owned by spouses, other immediate family members, in trust, and shares held in 401(k) accounts. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(2)	Includes 56,000 shares that are subject to options exercisable at $15.71 per share, 120,000 shares that are subject to options exercisable at $16.07 per share, 590 unvested restricted stock shares, and 54,131 shares held in the 401(k) plan.

(3)	Includes 80,000 shares that are subject to options exercisable at $16.07 per share, and 26,605 shares held in the 401(k) plan.

(4)	Includes 256,000 shares that are subject to options.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers during 2009, their positions, and their respective ages (as of April 16, 2010) are as follows:

Name	Position	Age
Michael R. Stanford	President, Chief Executive Officer, and Director	57
H. Patrick Dee	Executive Vice President, Chief Operating Officer, Treasurer, and Director	55
Christopher C. Spencer	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	52

First State’s executive officers serve at the discretion of the Board of Directors subject to the terms of their employment agreements. See “Executive Compensation.” Unless otherwise stated, the principal occupation of each executive officer has been the same for the past five years.

Michael R. Stanford retired effective December 31, 2009. Mr. Dee was appointed to succeed Mr. Stanford as President and Chief Executive Officer.

H. Patrick Dee. See “Nominees for Election at 2010 Annual Meeting.”

Christopher C. Spencer, our Senior Vice President and Chief Financial Officer, joined First State in February 2003. Mr. Spencer is also a Senior Vice President and Chief Financial Officer of First Community Bank and a member of First Community Bank’s Board of Directors. Prior to joining First State, Mr. Spencer was a senior manager with KPMG LLP in its Albuquerque office. Mr. Spencer joined KPMG LLP in 1982. Mr. Spencer has been actively involved in the Albuquerque community for many years serving on several non-profit boards.

There are no family relationships among any of the directors or executive officers of First State.

EXECUTIVE COMPENSATION

The Compensation Committee of our Board of Directors (the “Compensation Committee”) makes recommendations to the Board regarding our compensation programs for executive officers and directors. Our Compensation Committee has adopted the policy that our executives should be paid fairly for the positions they hold in view of the nature and size of the business that First State operates. We recognize contributions toward our performance by our executives’ compensation levels, which are designed to attract, retain, and reward competent executives who share the objectives of First State and our shareholders. Our Compensation Committee’s goal is to ensure that First State employs qualified, experienced executive officers whose financial interest is aligned with that of the shareholders. Our Compensation Committee attempts to provide a competitive total compensation program, pay fair market wages, and provide incentive and recognition programs to reward employees for the attainment of annual business objectives.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer during 2009 are referred to as the “named executive officers.”

2009 Executive Compensation Components

For 2009, the named executive officers’ principal components of compensation were base salary, performance-based annual bonus, cash and equity incentives under the Key Executive Incentive Plan, and other equity incentives.

Base Salary

Base salaries for 2009 for Michael R. Stanford (“CEO”), H. Patrick Dee (“COO”), and Christopher C. Spencer (“CFO”) were $459,600, $349,600, and $229,600, respectively. Effective January 1, 2008, each named executive officer received an increase in their salary of $9,600, in lieu of company automobile usage. There were no salary increases for the named executive officers in 2009.

Bonus Plan

The Compensation Committee designed the First State Bancorporation Bonus Plan (“Bonus Plan”) for our CEO, COO, and CFO (beginning in 2006). The Bonus Plan reflects and rewards the achievements of our most senior management by taking into account strategic planning, our long term success, our earnings growth and our share price.

The Bonus Plan includes three key indicators described below. The criteria were adopted to enable the Board of Directors to adequately recognize contributions to growth whether it is a result of earnings or shareholder enrichment. The three key indicators are:

•	Earnings Growth

•	Asset Growth

•	Share Price

The following is the schedule of bonus criteria.

Category*	Target	Range of Results	Bonus Percentage
Earnings Per Share Growth	15%	8-11%	5%
		12-20%	12-20%
Asset Growth	15%	8-11%	5%
		12-20%	12-20%
Shareholder Value**	15%	8-11%	5%
(Paid in Restricted Stock)		12-20%	12-20%

*	The numbers are cumulative and not a weighted average.

**	To calculate the year end gain or loss share price, an average of the current year December closing market prices are to be compared to the previous year average December closing market prices.

Example:

Suppose the three categories produced the following results:

Variable	Results	Resulting Bonus
Earnings Growth	9%	5%
Asset Growth	15%	15%
Shareholder Value	12%	12%

The total bonus would be (5% + 15% + 12%) or 32% of base salary with 12% of the bonus being represented in restricted stock.

The 15% growth target is based on the historical growth pattern of the Company.

Our Compensation Committee may reward additional or special compensation to the CEO, COO, and CFO, outside of, or in addition to the compensation which may be payable under the policy and plan adopted by the Compensation Committee if the Compensation Committee finds special circumstances justifying the additional compensation. In addition, the Compensation Committee can reduce the compensation called for under the formula established in the event special circumstances are determined.

For 2009, we did not meet the earnings per share growth criteria, the asset growth criteria or the shareholder value criteria. Since the results for all three of the criteria fell below the minimum required range, Mr. Stanford, Mr. Dee, and Mr. Spencer did not earn a bonus for 2009. There were no discretionary bonuses or additional or special compensation earned for 2009.

Equity Incentives

We have adopted the 2003 Equity Incentive Plan (“2003 Plan”). Under the 2003 Plan, we may grant options or other stock related awards to employees who are responsible for the conduct and management of the Company. The Compensation Committee believes that grants under the 2003 Plan emphasize long term successful performance of First State from the perspective of our shareholders.

We have an Equity Compensation Grant Policy which is posted on our website at www.fcbnm.com “Investor Relations.” This policy is consistent with our past practices and procedures in our grants of equity compensation. Under the policy, all grants of equity based securities occur only at regular quarterly or special meetings of the Board (in person or by telephone) and the pricing or exercise price of any equity based security will be equal to the price of the underlying Company security at the close of business on the date of the grant. The Compensation Committee must approve all grants at a regularly noticed meeting and the date of the grant will be the date of the Board meeting approving the grant. Exceptions to this policy shall only be made upon special and unique circumstances which are fully approved by the Board, and any such exception will not be made in grants to any director or named executive officer. The majority of the options, granted by the Committee, vest over three to seven years of the ten-year option term. Grants of restricted stock typically have a vesting term of five years.

The named executive officers have received periodic grants of stock options, at the discretion of the Compensation Committee. In August 2007 and January 2008, we granted performance-based options to our CEO, COO and CFO. See “Key Executives Incentive Plan” below. In addition, on July 23, 2008, the Compensation Committee evaluated a list of proposed stock options to be granted to various employees. The list was prepared in response to employee retention issues that had been raised by the Board of Directors. Management evaluated various forms of equity compensation including restricted stock and stock appreciation rights and concluded that stock options would be the best option for the Company because they would have the smallest impact on earnings and would provide a vehicle to help retain its management base in the then current economic environment. The stock options granted on July 23, 2008 included a total grant of 230,500 options to 41 employees including 35,000 for our CEO, 25,000 for our COO, and 15,000 for our CFO. To further the goal of this option grant as a retention tool, the Compensation Committee made a change from the typical vesting of 20% per year for five years to a schedule in which no options would vest until after three years, at which time 60% would vest followed by 20% vesting for the following two years. This vesting change was put into place in order to avoid a situation in which the stock price rose rapidly and the effectiveness of the grant as a retention tool diminished to the extent that options were vested. See “Outstanding Equity Awards at December 31, 2009” on page 26. The options granted to these three individuals made up 75,000, or 33% of the options granted on that day. The options’ exercise price is $6.50, the closing pricing of First State’s common stock on the date of the grant. These performance-based and other options are the only options that have been granted to our CEO, COO, and CFO since 2004.

The number of options granted was based primarily on each individual’s position in the Company, the breadth of their responsibilities, and their likelihood of exerting significant influence on the future results of the Company.

2003 Plan

Under the 2003 Plan, 2,000,000 shares of our common stock may be issued. However, no more than 100,000 shares may be granted as restricted stock. The 2003 Plan is administered by the Compensation Committee of the Board of Directors, and their actions are subject to approval by the Board of Directors. Under the 2003 Plan, the Committee may grant stock options (incentive stock options or non-qualified stock options), restricted stock, stock appreciation rights, and other awards that are valued by reference to our stock, including phantom stock, restricted stock units and performance units. The exercise price of incentive stock options must be the fair market value at the date of grant, and the exercise price of non-qualified stock options cannot be less than 85% of the fair market value of the underlying shares on the date of grant. Each option’s duration is the shorter of the term set forth in the option agreement or 10 years. Unless otherwise stated in the option agreement, options vest at the rate of 20% per year over a five-year period from the date of grant. Upon a participant’s termination for cause, all rights to options cease. On termination for reasons other than cause, the participant’s right to exercise the option ceases after three months. Upon termination by death or disability, the period for exercise is one year. The 2003 Plan prohibits repricing of all forms of awards.

The right to receive restricted stock under the 2003 Plan is to be set forth in an agreement and requires the participant to pay the price of the restricted stock, if any, set by the administrator of the Plan, which may be less than the fair market value of the stock, and any liability of First State for federal, state or local income taxes. Unless otherwise stated in the award agreement, restrictions on the stock lapse at the rate of 20% per year over a five-year period from the date of grant. In the event a participant terminates continuous service with us for any reason, including disability, any unvested restricted stock held by the participant is forfeited to us.

Unless otherwise provided in the award agreement, vesting of awards is accelerated upon a change in control. Options and restricted stock may not be transferred except to the participant’s immediate family or trust or other entities established for the benefit of the participant’s immediate family, or to a trust underlying a non-qualified deferred compensation plan established and maintained by us, to the extent specifically permitted by that plan and trust agreement.

Key Executives Incentive Plan

On August 7, 2007, the Board of Directors, as recommended by the Compensation Committee, approved the Key Executives Incentive Plan. Our Key Executives Incentive Plan is a short-term cash and option based incentive program that establishes individual target awards related to achievement of First State’s performance over certain three year performance periods. There are three initial performance periods. The first performance period was January 1, 2007 through December 31, 2009. The second performance period is January 1, 2008 through December 31, 2010. The third performance period is January 1, 2009 through December 31, 2011. Additional performance periods can be added by the Board of Directors at any time without plan amendment in the Board’s sole discretion, however, none have been added. The performance levels for each performance period have been defined as average returns on equity (“ROE”) between 12% and 16%. The eligible participants include certain designated officers of First State who have a title of Vice President and above, and who are key members of management. Eligible employees fall into one of two levels of participation: Level I and Level II participation. The initial eligible employees have been identified as First State’s CEO, COO, and CFO. The CEO is a Level I participant and the COO and CFO are Level II participants. The performance award for a Level I participant is 90% of base salary. The performance award for a Level II participant is 50% of base salary. The award is divided into two components, 33% as a cash award (“Base Award Opportunity”) and 67% as a non-qualified stock option award (“Performance Option Opportunity”). The cash award is multiplied by the percentage in the following table, based on the ROE threshold, moderate, target, good and maximum performance levels:

Return on Equity	Below Threshold <12%	Threshold >12% <13%	Moderate >13% <14%	Target >14% <15%	Good >15% <16%	Maximum >16%
Multiplier	0%	50%	75%	100%	125%	150%

The number of performance options granted to a participant is determined by multiplying the participant’s Performance Option Opportunity by his or her base salary as of the first day of the performance period and dividing the result by the Black Scholes value of an option. An example of the performance option calculation for a Level I participant is below.

Performance Option Calculation Example: Level One Participant

Base Salary	$450,000
Percentage Applied	90%
Target Award	$405,000
Performance Option Opportunity Percentage	67%
Total Performance Option Opportunity	$271,350
Black Scholes Fair Value (per option)	$4.852 *
Number of Options to be Awarded	55,925

*	Estimate of Black Scholes fair value based on a $17.02 stock price which was the assumed price for purposes of the first performance period.

The performance options are granted under the 2003 Plan and vest 100% on the last day of the performance period, provided that the participant has been in continuous service since the date the performance options were granted (unless otherwise determined by the Board in its sole discretion) and First State’s ROE during the performance period is no less than 12%. The performance options are granted as soon as both administratively practicable and legally permissible at or after the beginning of each respective performance period. The exercise price of the performance options must be the fair market value of a share of First State common stock as of the date of grant, determined in accordance with the 2003 Plan.

Under the first performance period, January 1, 2007 to December 31, 2009, if performance levels were met, First State’s CEO was eligible to receive a cash award between $66,825 and $200,475. First State’s COO was eligible to receive a cash award between $28,050 and $84,150. First State’s CFO was eligible to receive a cash award between $18,150 and $54,450. In conjunction with the approval of the plan, First State’s Board of Directors approved the first performance stock option awards with a grant date of August 7, 2007. First State’s CEO, COO, and CFO were awarded performance options for 55,925 shares, 23,475 shares, and 15,190 shares, respectively. The strike price of the options was $17.02, based on the closing price of First State’s common stock on August 7, 2007. For this first performance period, the performance levels were not met and as such, the 94,590 options did not vest and were cancelled and no cash award was paid.

On January 25, 2008, First State’s Board of Directors approved the performance stock option awards for the performance period January 1, 2008 through December 31, 2010. First State’s CEO, COO, and CFO were awarded performance options for 72,158 shares, 30,289 shares, and 19,598 shares, respectively. The strike price of the options is $12.47, based on the closing price of First State’s common stock on January 25, 2008. Under the second performance period, if performance levels are met, First State’s CEO (retired effective December 31, 2009) was eligible to receive a cash award between $66,825 and $200,475. First State’s COO is eligible to receive a cash award between $28,050 and $84,150. First State’s CFO is eligible to receive a cash award between $18,150 and $54,450.

On December 23, 2008, First State’s Board of Directors approved the First Amendment to the Key Executive’s Incentive Plan. The amendment allows First State’s Board of Directors sole discretion, after due consideration of all relevant facts and circumstances, to decline the grant of performance options to all participants under the Key Executives Incentive Plan if such declination is consistent with current business conditions and stock performance. After due consideration, on December 23, 2008, First State’s Board of Directors declined the grant of performance options to First State’s CEO, COO, and CFO for the third performance period, January 1, 2009 to December 31, 2011. Under the third performance period, if performance levels are met, First State’s CEO (retired effective December 31, 2009) was still eligible to receive a cash award between $68,251 and $204,752. First State’s COO is still eligible to receive a cash award between $28,842 and $86,526, and First State’s CFO is still eligible to receive a cash award between $18,942 and $56,826.

Management believes that achievement of the performance targets under the Key Executives Incentive Plan, for the remaining performance period, January 1, 2008 to December 31, 2010, is not probable. Therefore, no compensation expense was recognized for the years ended December 31, 2008 and December 31, 2009, and none is currently being recognized.

A participant who terminates service on account of retirement, death or disability during a performance period will receive the cash award. The cash award will be prorated for the period of continuous service and determined as of the date of termination. The ROE, as described above, will be determined at the date of termination and considered as if it had been attained for the full performance period. At December 31, 2009, the effective date of Mr. Stanford’s retirement, the performance measures for the second performance period were not met and therefore, Mr. Stanford did not receive a cash award. If a participant terminates service with First State for any reason other than his or her retirement, death, or disability during the performance period, the participant will not be eligible to receive the cash award.

The termination provisions for the performance options are the same as any other stock option granted under the 2003 Plan, as described above.

Retirement and Other Benefits

Section 401(k) Plan

In 1991, we adopted a tax-qualified profit sharing 401(k) plan (the “Savings Plan”) covering all employees who have attained 21 years of age and have completed 90 days of service with the Company. Each participant in the Savings Plan may reduce his or her salary by as much as the lesser of 90% of his or her compensation or $16,500, in 2009. The dollar limit is adjusted each year for inflation. Through 2009, First Community Bank made matching contributions of up to 50% of the first 6% of a participant’s deferred compensation up to a maximum of 3%. Effective January 1, 2010, the Savings Plan was amended to make matching contributions discretionary. The Company may also contribute additional discretionary amounts to the Savings Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the Savings Plan year or who retired or died or were disabled during the Savings Plan year. The allocation is in proportion to the eligible participants’ compensation.

All contributions by a participant are 100% vested and non-forfeitable at all times. The Company’s contributions become 100% vested after three years of service. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Savings Plan, which includes the choice of First State common stock. Distribution of a participant’s account under the Savings Plan normally occurs upon the participant’s retirement or the participant’s termination of employment with the Company.

Executive Life Insurance

Our Bank has purchased bank owned life insurance on various officers, including Messrs. Stanford, Dee, and Spencer. Our Bank is the beneficiary of the policies with the officers. The officers are entitled to a death benefit equal to one and one half times the officer’s salary, capped at $400,000, as long as he or she is employed with the Bank. The Bank remains the beneficiary on the policy we purchased for Mr. Stanford.

Employment Agreements

We have employment agreements (“Agreements”) with each of the named executive officers. Mr. Stanford’s Agreement terminated at his retirement on December 31, 2009.

The Agreements’ terms are for three years and are automatically renewable unless we give notice of non-renewal at least sixty days prior to the Agreements’ three-year anniversary date. The Agreements provide for termination for cause, termination other than for cause, and benefits on termination, resignation, death or disability following a Change in Control. Termination for Cause exists if an Executive willfully fails to devote his full time to First State’s business (other than due to illness, incapacity, vacations and incidental civic activities, and personal time), is convicted of a felony or crime involving dishonesty or breach of trust, participates in an act of fraud or theft, or makes unauthorized disclosures of confidential information resulting in significant injury to First State or is the subject of state or federal regulatory action or is a substantial causative factor for such actions. In the event we terminate any of the named executive officers for cause, or if resignation and termination occurs by death or disability prior to a Change of Control, each named executive officer would receive earned, but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination, and cash equivalents of any earned Fringe Benefits.

In the event we terminate Mr. Dee other than for cause, death, or disability, he would receive the following:

•	earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination and cash equivalents of any earned Fringe Benefits;

•	severance benefits in an amount equal to two times his Base Salary; and

•

continuation of participation in certain Company Fringe Benefits with purchase of medical benefits and insurance equivalent to the Company’s medical insurance and benefits coverage on the date of termination for the severance period; provided, however, if the officer secures equivalent coverage for continued medical benefits and insurance for the severance period the cost of such coverage will be reimbursed for the severance term.

Mr. Stanford’s Agreement contained identical provisions.

The severance amounts payable for termination without cause are payable, under an amendment effective February 1, 2005, within the taxable year in which employment is terminated, or such later time as permitted under the short-term deferral exemption to Section 409A of the Internal Revenue Code.

Under Mr. Spencer’s Agreement, in the event of a termination other than for cause, death, or disability he would receive the same benefits as Mr. Dee, except that his severance benefit would be equal to one times his Base Salary.

Under the terms of his Agreement, if during the twenty-four month period following a Change in Control Mr. Dee is terminated, resigned, or employment is terminated by death or disability, he would receive in a lump sum payment the following:

•	earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of employment termination and cash equivalents of any earned Fringe Benefits;

•	severance benefits in an amount equal to three times his Base Salary;

•

continuation of participation in certain Company Fringe Benefits with purchase of medical benefits and insurance equivalent to the Company’s medical insurance and benefits coverage on the date of termination for the severance period; provided, however, if the officer secures equivalent coverage for continued medical benefits and insurance for the severance period the cost of such coverage will be reimbursed for the severance term.

•	any options to purchase the Company’s stock become fully vested and non-forfeitable; and

•	any restricted stock that is unvested will become fully vested and non-forfeitable.

The severance amounts payable for termination without cause are payable under an amendment effective February 1, 2005, within the taxable year in which employment is terminated, or such later time as permitted under Section 409A of the Internal Revenue Code.

Mr. Spencer has the same benefits following a Change in Control, except that the termination or resignation must occur with the twelve month period following the Change in Control.

The Agreements provide that Mr. Dee and Mr. Spencer would be entitled to a gross-up payment if it is determined that any payment made under the Agreements are a parachute payment as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986 and subject to the excise tax imposed by Section 4999 of the Code. Mr. Stanford, Mr. Dee, and Mr. Spencer would not be required to mitigate or reduce any payments due under the Agreements because of their receipt of compensation from other sources. Mr. Stanford’s agreement contained identical provisions.

Mr. Dee and Mr. Spencer would be bound by covenants not to compete and cannot engage in solicitation of Company customers for twelve months following the date of termination. Mr. Stanford’s agreement contained identical provisions.

The Agreements also provide for First State to pay for legal fees for Mr. Dee and Mr. Spencer incurred in any dispute relating to the Agreements and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company’s Bylaws and Restated Articles of Incorporation. Mr. Stanford’s agreement contained identical provisions.

“Change of Control” is defined to have occurred upon the following:

(i) A person (as that term is used in Section 13d of the Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having twenty five percent or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least two-thirds of the members of the Board unaffiliated with that person;

(ii) Persons who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least two-thirds of all directors at any time during the period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Board in office immediately before the period and of the new and replacement directors so approved;

(iii) The adoption of any plan or proposal to liquidate or dissolve the Company; or

(iv) Any merger or consolidation of the Company unless thereafter (1) directors of the Company immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee, or (2) the Company’s securities continue to represent or are converted into securities that represent more than 80 percent of the combined voting power of the surviving entity or transferee.

There are no rights under the Agreement if Mr. Dee, or any group of which he is a member, is the person whose acquisition constituted the Change of Control.

“Base Salary” is an Executive’s annual salary as set by the Compensation Committee of the Board of Directors of the Company. “Annual Bonus” is the bonus amount determined for each fiscal year as determined by the Compensation Committee of the Board of Directors of the Company. “Fringe Benefits” are the fringe, welfare, 401(k) savings plan, deferred compensation plan, pension benefit, and incentive programs as adopted by the Company.

Continuation of Fringe Benefits after termination does not apply to those Fringe Benefits which require a minimum number of hours of employment for participation. However, deferred compensation plan participants would be eligible for the cash equivalent of Company contributions during any severance period.

Perquisites

We provide named executive officers with perquisites that the Compensation Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the named executive officers.

The named executive officers are provided membership in certain clubs, and participation in the plans and programs described above. On January 1, 2008, the use of company automobiles was discontinued. See “Base Salary” above. As part of the discontinuance of the use of company vehicles, the named executive officers, along with other employees who were provided the use of company vehicles, were offered the option to purchase the vehicle at 75% of fair market value. The 25% discount was included in taxable income for First State’s CEO, COO, and CFO, and First State reimbursed the officers for the tax on this additional compensation. Attributed costs of the perquisites described above for the named executive officers for 2009 are included in the “Summary Compensation Table” below.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for the years ended December 31, 2009 and 2008. There were no earned bonuses for 2009 or 2008 under the Company’s Bonus Plan.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael R. Stanford (1)
President and Chief Executive Officer	2009 2008	459,600 459,600	— —	— —	— 68,894	— —	77,306 (539,781)	65,597 75,476	602,503 64,189
H. Patrick Dee (1)
Executive Vice President and Chief Operating Officer, and Treasurer	2009 2008	349,600 349,600	— —	— —	— 49,210	— —	105,557 (96,262)	29,183 60,239	484,340 362,787
Christopher C. Spencer
Senior Vice President and Chief Financial Officer	2009 2008	229,600 229,600	— —	— —	— 29,526	— —	— —	11,737 14,229	241,337 273,355

(1)	Mr. Stanford retired effective December 31, 2009. Mr. Dee was appointed as his successor.

(2)	The amounts shown in this column represent the grant date fair value of stock option awards granted on July 23, 2008, in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, excluding the impact of estimated forfeitures related to service-based vesting conditions. There is no value for the performance stock option awards granted on January 25, 2008 under the Key Executives Incentive Plan because management believes that achievement of the performance targets is not probable. Assuming the highest level of performance conditions was probable; the grant date fair value of the performance stock option awards was $271,350 for Mr. Stanford, $113,902 for Mr. Dee, and $73,698 for Mr. Spencer. On December 31, 2009, the performance stock option award for the first performance period, January 1, 2007 to December 31, 2009 were forfeited because the performance targets were not met. See “Key Executives Incentive Plan” above. For additional information on the relevant valuation assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718, see notes 1 and 12 of the First State Bancorporation financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that could be realized by the named executive officers.

(3)	This column represents the earnings on Mr. Stanford’s and Mr. Dee’s vested deferred compensation plan balances. These amounts are included in this column as the investment choices in the deferred compensation plans are different than those available to the broad employee base under the Company’s 401K plan. Mr. Stanford’s 2008 loss is due to the decline in value of First State common stock and other investments held in the 2003 Deferred Compensation Plan. Mr. Dee’s 2008 loss is due to the decline in value of investments held in the 2003 Deferred Compensation Plan.

(4)

This column includes $730, $574, and $409 of taxable income related to bank owned life insurance premiums for Mr. Stanford, Mr. Dee, and Mr. Spencer, respectively, for 2009. The taxable income amounts related to the bank owned life insurance for 2008 were $770, $611, and $453 for Mr. Stanford, Mr. Dee, and Mr. Spencer, respectively. This column also includes amounts contributed by the Company to the employees’ 401K plan, 2008 compensation related to the purchase of a company vehicle at a 25% discount from fair market value and the associated tax reimbursement, dues, the value realized on vesting of restricted stock, and tickets to sporting events. The tax reimbursements related to the car purchases were $2,873 for Mr. Stanford, $2,154 for Mr. Dee and $907 for Mr. Spencer. The value realized on the vesting of the restricted stock in 2009 totaled $1,896 for Mr. Stanford and $1,269 for Mr. Dee. The value realized on the vesting of restricted stock in 2008 totaled $19,631 for Mr. Stanford and $12,606 for Mr. Dee. The value is determined by multiplying the number of vested shares by the closing market price per share on the vesting date (or on the previous business day in the event the vesting date is not a business day). This column, for 2009, also reflects the fully vested 2009 Company contributions to the deferred compensation plans, which amounts to $49,755 for Mr. Stanford and $19,946 for Mr. Dee. The fully vested contributions for 2008 were $38,048 for Mr. Stanford and $32,412 for Mr. Dee.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for each named executive officer. The table also shows the market value of unvested restricted stock, based on $0.40 per share, the closing price of our common stock on December 31, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael R. Stanford(1)	90,000	—		—		15.71	10/31/2013	—		—	—	—
	120,000	—		—		16.07	03/10/2014	—		—	—	—
H. Patrick Dee(1)	56,000	—		—		15.71	10/31/2013	—		—	—	—
	90,000	60,000	(2)	—		16.07	03/10/2014	—		—	—	—
	—	—		30,289	(4)	12.47	01/25/2018	—		—	—	—
	—	25,000	(3)	—		6.50	07/23/2018	—		—	—	—
								1,700	(5)(6)	680	—	—
Christopher C. Spencer	60,000	40,000	(2)	—		16.07	03/10/2014	—		—	—	—
	—	—		19,598	(4)	12.47	01/25/2018	—		—	—	—
	—	15,000	(3)	—		6.50	07/23/2018	—		—	—	—

(1)	Mr. Stanford resigned effective 12-31-2009. Mr. Dee was appointed as his successor.

(2)	Options were granted on March 10, 2004. The vesting schedule is as follows, beginning on the first anniversary of the grant date: 10% each year for the first three years; 15% each year for the next two years; and 20% each year for the next two years.

(3)	Options were granted on July 23, 2008. The vesting schedule is as follows: 60% at the end of the third year; and 20% each year for the next two years.

(4)	Options were granted on January 25, 2008 and will vest on December 31, 2010 if certain performance criteria are met. See “Key Executives Incentive Plan” above.

(5)	These awards are grants of restricted stock in 2005 as part of bonus compensation, and in 2006 under our Bonus Plan.

(6)	These shares vest as follows: 1,112 in January 2010; and 588 in January 2011.

NONQUALIFIED DEFERRED COMPENSATION

First State established a nonqualified deferred compensation plan (the “2005 Deferred Compensation Plan”) in compliance with Internal Revenue Code Section 409A for certain of its highly compensated or management employees, effective December 1, 2005. On January 25, 2008, our Board of Directors approved an amendment to this plan, allowing Senior Vice Presidents and above earning at least $160,000 in total compensation per plan year to participate in the plan. The previous threshold was $200,000. The Plan allows these employees to contribute up to 50% of their base pay and 100% of their bonus compensation. The 2005 Deferred Compensation Plan also allows for the deferral of up to 100% of the participants’ restricted stock unit compensation. Employee contributions vest immediately and First State’s discretionary contributions vested ratably over three years. All unvested amounts become immediately vested in the event of a change in control or an employee’s death, disability, or retirement. If an employee participant is terminated for cause, the employee forfeits any benefit payment attributable to contributions made by First State.

Distributions from a participant’s vested account are made in installment or lump sum form when a participant retires or becomes disabled and are made in a lump sum upon a participant’s termination of employment or death. A participant may also receive a distribution prior to those events due to an unforeseeable emergency. Our obligation to the participants in the deferred compensation plan is limited to the balance in the deferred compensation plan. The Company’s obligation is to pay cash, except for stock-settled restricted stock units credited to the participants’ account. The deferred compensation plan is an unfunded, unsecured promise to pay compensation in the future. We contribute all funds to a “Rabbi” trust which is subject to the claims of the general creditors of the Company.

We had a previously established deferred compensation plan (the “2003 Deferred Compensation Plan”). The Deferred Compensation Plan was “frozen” effective December 31, 2004 in response to uncertainties created by the adoption of Internal Revenue Code Section 409A in late 2004. After the plan was frozen, no additional contributions were permitted. This plan allowed employees to contribute up to 50% of their base pay and 100% of their bonus compensation. Non-Employee Directors of the Company were allowed to contribute up to 100% of their compensation as a Director, but no such contributions occurred. In addition, an employee with a vested but unexercised stock award could elect to defer all or any portion of the stock award. Other terms of the 2003 Deferred Compensation Plan are the same as or similar to those of the 2005 Deferred Compensation Plan. In 2003, Michael R. Stanford elected to defer an unexercised vested stock option. The stock option was placed in the Plan’s Trust. The Trust exercised the stock option. There have been no other participant contributions to either plan.

An independent administrator, to whom our Compensation Committee has delegated responsibilities, selects the investment vehicles under both plans. These investments may include variable life insurance products and mutual funds. A participant’s account is credited with gains realized or debited with losses incurred. Plan cash reserves earn interest at the market rate.

COMPENSATION OF DIRECTORS

First State uses cash to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers Compensation Committee recommendations that are made from time to time. The Company also considers the significant amount of time that the directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board.

For the year ended December 31, 2009, we paid the Chairman of the Board of Directors an annual fee of $15,000 and a per-meeting fee of $2,250 for board meetings and $1,000 for committee meetings. We paid Committee Chairs of the Audit Committee, the Compensation Committee, the Nominating Committee, and the Presiding Director of the Independent Directors an annual fee of $12,000, and we paid all other non-employee directors an annual fee of $10,000. Non-employee directors, other than the Chairman, were paid per meeting fees of $2,000 for board meetings and $1,000 for committee meetings, unless the meeting was less than one hour where committee members received $750. The Chairman of the Audit Committee was paid $1,250 for committee meetings greater than one hour. Employee directors do not receive compensation for their services as directors.

In January 2009, it was discovered that the Compensation Committee, in 2005, had approved an additional $250 per committee meeting for the committee chairmen for meetings longer than one hour, but that these additional fees had never been paid. As such, on January 30, 2009, the Compensation Committee approved the retroactive payment of the additional fees. Mr. DeLayo, Mr. Wells, and Dr. Lopez received $750, $6,500, and $2,000, respectively. The Compensation Committee, approved that on a prospective basis, the additional $250 per committee meeting greater than one hour will only apply to the Chairman of the Audit Committee, due to the additional time required to prepare for Audit Committee meetings.

Under the 2003 Deferred Compensation Plan, non-employee directors of the Company were allowed to contribute up to 100% of their compensation as a director. None of the non-employee directors participated in the plan. The non-employee directors are not eligible to participate in the 2005 Deferred Compensation Plan.

2009 DIRECTOR COMPENSATION TABLE

The following table summarizes the cash and other compensation earned or paid in cash by each of the Company’s non-employee directors during 2009.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Kathleen L. Avila	62,750	(4)	4,275	(1)	67,025
Michael J. Blake	49,250		3,353	(1)	52,603
Garrey Carruthers	48,500		3,301	(1)	51,801
Linda S. Childears(3)	17,500		1,181	(1)	18,681
Leonard J. DeLayo, Jr.	65,750	(8)	152,286	(2)	218,036
Lowell A. Hare	70,750	(7)	4,815	(1)	75,565
Daniel H. Lopez, Ph.D.	70,000	(6)	4,762	(1)	74,762
Nedra J. Matteucci	44,750		3,044	(1)	47,794
A. J. Wells	62,750	(5)	4,265	(1)	67,015

(1)	Amounts represent New Mexico gross receipts tax paid by the Company on behalf of the respective director.

(2)	Amount represents $4,472 of New Mexico gross receipts tax paid by the Company on behalf of Mr. DeLayo, and $147,814 of fees for legal services provided by Mr. DeLayo and his firm, Leonard J. DeLayo, Jr., P.C. Mr. DeLayo is the sole shareholder and President of his firm.

(3)	Linda S. Childears resigned from the Board of Directors effective May 19, 2009.

(4)	Includes $3,500 for attendance at compliance committee meetings. The compliance committee is a non-standing committee.

(5)	Includes $6,500 for retroactive fees from 2005 to 2008, as described above.

(6)	Includes $10,000 for attendance at compliance committee meetings and $2,000 of retroactive fees from 2007 and 2008, as described above. The compliance committee is a non-standing committee.

(7)	Includes $11,000 for attendance at compliance committee meetings and $2,000 for attendance at special asset committee meetings. The compliance committee and the special asset committee are non-standing committees.

(8)	Includes $11,500 for attendance at compliance committee meetings and $750 of retroactive fees from 2008. The compliance committee is a non-standing committee.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors submits the following report on the performance of certain of its responsibilities for the year 2009. The Board of Directors has determined that each member of the Committee meets the independence requirements under the Nasdaq rules, the listing standards applicable to First State. The purpose and responsibilities of the Committee are elaborated in a written Committee Charter, which is reviewed and evaluated annually by the Committee. The current Charter adopted by the Board on April 15, 2003, and amended January 26, 2007, appears on First State’s website at www.fcbnm.com “Investor Relations.”

Management of First State has primary responsibility for the financial statements and the overall reporting process, including First State’s system of internal controls for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on First State’s internal control over financial reporting. The independent registered public accounting firm (KPMG LLP) is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on First State’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on First State’s internal control over financial reporting. It is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence.

The Audit Committee met with management periodically to discuss First State’s consolidated financial statements as of and for the year ended December 31, 2009, the quarterly unaudited financial statements of First State during 2009 and the adequacy of First State’s internal control over financial reporting. The Audit Committee discussed these matters with First State’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, each of whom had unrestricted access to the Audit Committee. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (previously Statement On Auditing Standards No. 61). The Audit Committee has received the written disclosures and the letter from KPMG LLP regarding KPMG LLP’s independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First State’s Annual Report on Form 10-K as of and for the year ended December 31, 2009.

First State Bancorporation Audit Committee

A. J. (Jim) Wells, Chairman	Daniel H. López, Ph.D.

Lowell A. Hare	Kathleen L. Avila

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers, directors, and persons who own more than 10% of a registered class of our equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to First State, or written representations from the reporting persons that no Form 5 was required, we believe that during 2009 all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at First State’s Annual Meeting in the year 2011 must be received at the principal executive offices of the Company, 7900 Jefferson NE, Albuquerque, New Mexico 87109 on or before January 3, 2011, in order to be considered for inclusion in the year 2010 proxy statement and proxy.

Our Restated Articles of Incorporation require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act (including nominations of persons for election to the Company’s Board of Directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the Annual Meeting, except that if less than 45 days notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the Annual Meeting is mailed or public disclosure of the date of such meeting is made. To be in proper written form, a shareholder’s notice must set forth: (i) and the reasons for considering the matter; (ii) the name and address of the shareholder as they appear on the Company’s books, (iii) a representation that the shareholder is a holder of record of the common stock entitled to vote at the meeting and intends to appear at the meeting to present the matter specified in the notice, (iv) a description of any material interest of the shareholder in the proposed matter; and(v) any other information the matter to be brought before the meeting or all information required to be disclosed in solicitation of proxies for election of directors, or as otherwise required by applicable law. The shareholder must comply with applicable requirements of the Exchange Act. A notice of nomination of persons for election to the Board of Directors must specify information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and additional information as described above under “Corporate Governance.”

OTHER BUSINESS

All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

By order of the Board of Directors FIRST STATE BANCORPORATION

H. Patrick Dee President and Chief Executive Officer

Shareholders are requested to sign, date, and promptly return the enclosed proxy card in the enclosed envelope.

Shareholders may receive a copy of the 2009 Annual Report on Form 10-K by contacting the Company’s Investor Relations Department at (505) 241-7111.

Proxy Card

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

Revocable Proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on June 4, 2010

Shareholders

The undersigned hereby appoints H. Patrick Dee and Christopher C. Spencer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of First State Bancorporation held of record by the undersigned on April 16, 2010, at the annual meeting of shareholders to be held on June 4, 2010, or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted as the Board of Directors recommends.

Participants in First State Bancorporation Employee Savings Plan

By signing on the reverse, you direct First State Bancorporation, the Trustee of the plan, to vote (directly or by appointment of a proxy) as indicated on the front of this card, the number of shares of First State Bancorporation Common Stock credited to the participant’s account at the Annual Meeting of shareholders to be held on June 4, 2010, and at any adjournment thereof. If no direction is given on a matter set on the reverse, the Trustee will vote shares in the participant’s account in the same proportion as shares voted at the Annual Meeting (other than shares voted by the Trustee) upon the matter. The Trustee will vote in the Trustee’s discretion upon any other matters that may properly come before the meeting. If a participant does not return a properly executed proxy card, the shares in the participant’s account will not be voted at the Annual Meeting.

PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

The Board of Directors Recommends a vote “FOR all nominees” in Item 1 and “FOR” Item 2.

Item 1 - ELECTION OF DIRECTORS

Leonard J. DeLayo, Jr.	Nedra J. Matteucci	Lowell A. Hare
H. Patrick Dee	Kathleen L. Avila	A.J. Wells

☐ FOR all nominees	☐ FOR all nominees except
To withhold authority to vote for any individual nominee,
mark “FOR all nominees except” and write the nominee’s
name on the line below.

☐ WITHHOLD AUTHORITY for all nominees	____________________________________________

Item 2 - PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

☐ For                    ☐ Against                    ☐ Abstain

Please mark, sign, date, and return the proxy card promptly, in the enclosed envelope.

Date

Signature

Signature if held jointly

Title

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.